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                                                                    EXHIBIT 99.2

OSI PHARMACEUTICALS RECEIVES SECOND FDA FAST-TRACK DESIGNATION FOR TARCEVA; ANNOUNCES AMENDMENTS TO TARCEVA DEVELOPMENT PLAN

MELVILLE, N.Y.--Sept. 23, 2002--OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) today announced that the U.S. Food and Drug Administration (FDA) has designated Tarceva(TM) (erlotinib HCl) a Fast Track Product for second- or third-line treatment of patients with incurable stage IIIB/IV non-small cell lung cancer (NSCLC) who have failed standard therapy for advanced or metastatic disease. OSI is developing Tarceva(TM), a small molecule HER1/EGFR inhibitor, in a global alliance with Genentech, Inc., and Roche. In May, the alliance received Fast Track designation for the treatment of chemotherapy-naive Stage III/IV NSCLC patients. Two large randomized Phase III trials, conducted by Genentech and Roche comparing Tarceva(TM) plus front-line chemotherapy to chemotherapy alone, have recently completed patient enrollment.

Under the FDA Modernization Act of 1997, the Fast Track Program is designed to facilitate the review process by allowing the sponsor to submit sections of an NDA as they become available. This designation is limited to a new drug that is intended for the treatment of a serious or a life-threatening condition and demonstrates the potential to address unmet medical needs for such a condition.

OSI is collaborating with the National Cancer Institute of Canada Clinical Trials Group in conducting an international, randomized, placebo-controlled Phase III trial in second/third-line NSCLC patients that compares 150 mg/day of Tarceva(TM) as a monotherapy to best supportive care. This is the only ongoing single-agent controlled Phase III study of an HER1/EGFR targeted agent designed to detect a survival advantage in refractory NSCLC and represents an integral part of the alliance's registration strategy of Tarceva(TM). The dose employed in the Tarceva(TM) Phase III NSCLC program of 150 mg/day is the apparent maximum tolerated dose for this agent as determined in earlier Phase I studies and used in a number of single-agent Phase II studies. The Company believes that this aggressive dosing strategy may be clinically important in the optimal use of this class of agents.

The Company also announced adjustments to OSI-sponsored studies in the alliance's overall clinical development program for Tarceva(TM). Enrollment in the second/third-line Phase III NSCLC study will be increased from the initial plan of 330 patients to approximately 700 patients. This expanded sample size will provide a more robust dataset with which to examine improvement in patient survival and other potential clinical benefits of Tarceva(TM) in this patient population. The initial enrollment target of 330 patients has been achieved ahead of schedule and it is still anticipated that enrollment in this study will be complete by year-end, in line with the Company's previous guidelines.

"We were encouraged by the results from the earlier Phase II NSCLC Tarceva(TM) study which provided the basis for the design of our refractory NSCLC Phase III program," stated Nicole Onetto, M.D., Executive Vice President, Oncology at OSI. "We believe that Tarceva(TM) as a monotherapy could be of value in treating these patients and are pleased with the Fast Track designation which recognizes the potential for Tarceva(TM) to address this unmet need in treating lung cancer patients."

OSI also announced it will be changing the size of its Phase III pancreatic cancer trial. The goal of this international, randomized, placebo-controlled study, also being conducted in collaboration with the National Cancer Institute of Canada Clinical Trials Group, is to compare Tarceva(TM) plus gemcitabine to gemcitabine alone in the front-line treatment of pancreatic cancer patients with survival as the primary endpoint. The original 800-patient sample size of the study was designed to minimize the follow-up time required to reach the statistical endpoint. In choosing to prioritize and increase investments in the

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second/third-line NSCLC program the Company is planning a reduction in the total sample size of this study. These changes in study design will maintain the statistical power of the trial, but will increase the required duration of follow-up for all patients treated in the trial in order to meet the statistical endpoint. The Company anticipates finalizing details of the re-sized trial following input from the appropriate collaborative and regulatory bodies. However, because of the extended follow-up period, a possible approval of a New Drug Application for Tarceva(TM) in pancreatic cancer is now not likely to occur before submission of an NDA in the primary NSCLC indication.

"We have made these changes to our program in order to allow us to focus our resources on the refractory NSCLC study where we consider ourselves to be very competitively positioned," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer at OSI. "The pancreatic cancer program remains an important secondary indication for us, but we believe prioritizing our efforts in NSCLC provides the best disease setting to demonstrate the potential benefit of Tarceva(TM) in the treatment of human cancer. We expect to initiate additional NSCLC trials to reinforce our program in this disease over the next year."

Tarceva(TM) is a small molecule designed to target the human epidermal growth factor receptor (HER1) pathway, also known as EGFR, which is critical to cell growth in many cancers. HER1 is a key component of the HER signaling pathway, which is often involved in the formation and growth of numerous cancers. Tarceva(TM) is designed to inhibit specifically the tyrosine kinase activity of HER1, thereby blocking the signaling pathway with the intent of potentially inhibiting tumor cell growth.

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development, and commercialization of innovative products for the treatment of cancer. OSI has built a pipeline of discovery programs and drug candidates addressing major, unmet medical needs in cancer and selected opportunities, including diabetes, arising from the Company's extensive drug discovery research programs that represent significant commercial opportunities.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the enrollment of clinical trials, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates such as Tarceva(TM), competition from other pharmaceutical companies, product pricing and third-party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Furthermore, Tarceva(TM) is an investigational compound and has not yet been determined safe or efficacious in humans for its ultimate intended use.



 CONTACT:             OSI Pharmaceuticals, Inc.
                      Investor & Public Relations,
                      Kathy Galante, 631/962-2000
                      or
                      Burns McClellan (representing OSI)
                      Jonathan M. Nugent (Investors)
                      Kathy Jones, Ph.D. (Media), 212/213-0006